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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amkor Technology, Inc. of our following reports:

      - dated January 15, 2000 relating to the financial statements of Amkor Technology Korea, Inc., which appears in Amkor Technology, Inc.'s Form 10-K for the year ended December 31, 2001, as amended and

      - dated October 23, 2002 relating to the consolidated financial statements of Anam Semiconductor, Inc. and its subsidiary which appears in Amkor Technology, Inc.'s Current Report on Form 8-K filed on April 1, 2002 and as amended on October 29, 2002.


/s/  Samil Accounting Corporation
Samil Accounting Corporation

Seoul, Korea
October 29, 2002